                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

  CARDEN                             ROBIN                           A.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

c/o ALYN CORPORATION                16761 Hale Avenue
--------------------------------------------------------------------------------
                                    (Street)

  Irvine                             CA                               92606
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

10/22/96
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

ALYN CORPORATION; "ALYN"
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                   X     10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   -------------------------------------

--------------------------------------------------------------------------------
6. If Amendment, Date of Original   (Month/Day/Year)


--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

  X  Form filed by One Reporting Person
-----
     Form file by More than One Reporting Person
-----

--------------------------------------------------------------------------------

                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security              2. Amount of Securities     3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                        Beneficially Owned          Direct (D) or             (Instr. 5)
                                     (Instr. 4)                  Indirect (I)
                                                                 (Instr. 5)
------------------------------    -----------------------      -----------------        ------------------------------------------


------------------------------    -----------------------      -----------------        ------------------------------------------
Common Stock, $.001 par value     3,132,000                            D
------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

------------------------------    -----------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                                                         (Over)
                                    Page 1 of 2                 SEC 1473 (7-96)


FORM 3 (continued)          Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or              Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ -------------- --------------- --------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

=================================================================================================================================

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Robin A. Carden                 10/22/96
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.

                                                                     Page 2 of 2